EXHIBIT 21


                  SUBSIDIARIES OF THE REGISTRANT







1.   Mexican Vision Associates, S.A. de C.V.

2.   Mexican Vision Associates Operadora, S. de R.L. de C.V.

3.   Mexican Vision Associates Servicios, S. de R.L. de C.V.

4.   NVAL Healthcare Systems, Inc.

5.   NVAL Visioncare Systems of California, Inc.